Jade Art Group Inc. Reports First Quarter 2010 Financial Results

Revenue Increases 19% to $5.9 million

Net Income Increases 32% to $3.2 million

NEW YORK & JIANGXI, China--(BUSINESS WIRE)—Jade Art Group Inc. (OTCBB: JADA; "Jade Art" or the "Company"), a seller and distributor of raw jade in China, announced today its financial results for the first quarter ended March 31, 2010.

2010 First Quarter Financial Highlights

--	Revenue of $5.9 million represents a 19% increase over revenue of $5.0 million recorded in the first quarter of 2009.

--	Gross profit was $4.8 million, compared to $3.9 million in the first quarter of 2009.

--	Net income in the first quarter of 2010 was $3.2 million, an increase of 32% compared to net income of $2.4 million in the first quarter of 2009.

--	Fully diluted earnings per share in the first quarter of 2010 increased to $0.04 from $0.03 in the first quarter of 2009.

First Quarter 2010 Financial Results

Jade Art Group's first quarter 2010 revenue was $5.9 million, representing a 19% increase over the $5.0 million of revenue recorded in the comparable period in 2009. The increase in revenue resulted from an increase in orders for raw jade as the Company’s customers were responding to the better economic environment, and reflects a nearly 14% increase in the tons of jade shipped and a 5% increase in the average price per ton. Having previously experienced a slowing in its growth rate, Chinese economy now appears to be recovering and showing improvement. This is having a positive impact on the commercial and residential construction markets and the jewelry market into which the Company sells raw jade. Also, comparing to the first quarter of 2009, the weather conditions in the first quarter of 2010 have been less disruptive, enabling the mining and delivery of the jade to proceed more smoothly.

Gross profit was $4.8 million compared to $3.9 million for the same period last year, an increase of 23%, reflective of the increase in revenue. Gross profit margin for the first quarter of 2010 was 81%, slightly increased as compared to 78% for the same period last year, due to the benefit of spreading fixed costs over a higher sales level.

Selling, general, and administrative expenses for the first quarter of 2010 were $289,014, modestly lower as compared to $334,631 for the same period in 2009 due to a reduction in promotional costs.

As a result, income before taxes for the first quarter of 2010 was $4.5 million, an increase of 26.6% compared to $3.5 million for the corresponding quarter of 2009. Operating margin was 76% for the first quarter of 2010, increasing from the 71% for the first quarter of 2009.

Net income was $3.2 million for the first quarter of 2010, an increase of 32% from $2.4 million of the first quarter of 2009. Basic and diluted earnings per share in the first quarter of 2010 were $0.04 compared to $0.03 per basic and diluted share in the first quarter of 2009.

“Our improved first quarter performance was primarily driven by the sales growth realized during the quarter,” said Mr. Hua-Cai Song, Chief Executive Officer of the Company. “This growth in sales from our existing customers reflects the improvement on the economic environment which has had a positive impact on the activity in the high-end commercial and residential construction markets and the jade jewelry market.”

Financial Condition

As of March 31, 2010, Jade Art Group had cash and cash equivalents of $5.7 million, up from $147,392 as of December 31, 2009. Current assets and current liabilities as of March 31, 2010, were $11.7 million and $3.2 million, respectively, yielding working capital of $8.5 million.

About Jade Art Group Inc.

Jade Art Group Inc. is a seller and distributor in China of raw jade, which has uses ranging from decorative construction material for both the commercial and residential markets to high-end jewelry. For more information, please visit: http://www.jadeartgroupinc.com/.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that may include "forward-looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Jade Art Group, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(Unaudited)

	THREE MONTHS ENDED MARCH 31,
	2010	2009

Sales	$5.9	$5.0
Cost of sales	(1.1)	(1.1)
Gross profit	4.8	3.9

Selling, general and administrative expenses	(0.3)	(0.3)
Income before taxes	4.5	3.5
Provision for income taxes	(1.2)	(1.1)

Net income	$3.2	2.4
Basic and Diluted weighted average shares	80.0	80.5

Total Basic and Diluted Earnings Per Share	$0.04	$0.03

NOTE: The above numbers may not equal the total due to rounding.

Jade Art Group Inc.
Condensed Consolidated Balance Sheets
(in millions)
(Unaudited)

Assets	3/31/2010	12/31/2009
Current Assets
Cash and cash equivalents	$5.7	$0.1
Accounts receivable, net	6.0	7.5
Deferred tax assets	0.1	-
Total current assets	11.8	7.6
Acquisition deposit	8.8	8.8
Exclusive jade distribution rights, net	62.4	63.1
Total Assets	$82.9	$79.6
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable – Trade and accrued liabilities	$0.2	$0.3
Advances payable	0.7	0.7
Taxes payable	2.2	2.1
Total Current Liabilities	3.2	3.0
Total Liabilities	3.2	3.0
Total Stockholders' Equity	79.7	76.5
Total Liabilities and Stockholders' Equity	$82.9	$79.6

NOTE: The above numbers may not equal the total due to rounding.

Jade Art Group Inc.
Condensed Consolidated Statements of Cash Flow
(in millions)
(Unaudited)
	THREE MONTHS ENDED MARCH 31,
	2010	2009

Net cash provided by operating activities	$5.6	$2.1
Net cash used in investing activities	-	-
Net cash used in financing activities	-	(1.4)
Effect of exchange rate changes on cash	-	-
Net change in cash and cash equivalents	$5.6	$0.8

NOTE: The above numbers may not equal the total due to rounding.

Contact:

Jade Art Group Inc.
Business Development
vp@jade-art.com